As filed with the Securities and Exchange Commission
on December 23, 1998                                       Registration No. 333-
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           ------------------------
                   CARDIODYNAMICS INTERNATIONAL CORPORATION
            (Exact name of Registrant as specified in its charter)

           CALIFORNIA                                       95-3533362
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)
                           ------------------------
        6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121
                                (619) 535-0202
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           ------------------------
                               Michael K. Perry
                            Chief Executive Officer
                   CARDIODYNAMICS INTERNATIONAL CORPORATION
        6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121
                                (619) 535-0202
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ------------------------
                                   Copy to:

                            Hayden J. Trubitt, Esq.
                        BROBECK, PHLEGER & HARRISON LLP
                         550 West C Street, Suite 1300
                          San Diego, California 92101
                           ------------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


                           -----------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE         PROPOSED MAXIMUM             PROPOSED MAXIMUM             AMOUNT OF
         TO BE REGISTERED              REGISTERED      OFFERING PRICE PER SHARE(2)  AGGREGATE OFFERING PRICE(2)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share  276,514 shares(1)         $3.5625                     $986,118                   $274.14
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes (i) up to 276,514 shares of Common Stock to be issued upon exercise of 10 Warrants and (ii) an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon exercise of the Warrants by reason of stock splits, stock dividends and similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based upon the exercise price of the Warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS


                                276,514 SHARES

                   CARDIODYNAMICS INTERNATIONAL CORPORATION
                                 COMMON STOCK

     Our Common Stock is traded on the Nasdaq SmallCap Market under the symbol "CDIC." On December 15, 1998, the closing sale price of CardioDynamics Common Stock as reported on the Nasdaq SmallCap Market was $2.25 per share.

     These shares of Common Stock are being sold by EVEREN Securities, Inc. and nine individuals who received warrants as a result of their relationship with EVEREN. EVEREN received the warrants from us as part of its compensation for a private placement of our Common Stock in 1997. We will not receive any part of the proceeds from the sale.


     SEE "RISK FACTORS" ON PAGE 3.


--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------


               The date of this prospectus is December 23, 1998.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholder sells all the shares.

     --  Annual Report on Form 10-KSB for the year ended November 30, 1997;

     -- Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1998, May 31, 1998 and August 31, 1998;

     -- Current Report on Form 8-K dated August 21, 1998 for an event on August 21, 1998 (filed September 3, 1998); and

     -- Registration Statement on Form 8-A filed with the SEC on April 19, 1984. This filing describes the terms, rights and provisions applicable to our Common Stock.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Shareholder Services
     6175 Nancy Ridge Drive, Suite 300
     San Diego, CA 92121
     (619) 535-0202

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-________).

                ABOUT CARDIODYNAMICS INTERNATIONAL CORPORATION

     At CardioDynamics International Corporation, we develop, manufacture and market heart monitoring devices which provide doctors with continuous data on a wide range of parameters relating to blood flow and heart function. Unlike other monitoring technologies, our monitors do not require invasive surgery to use. Our primary products, the BioZ(TM) System, the BioZ(TM) Portable, and the BioZ.com(TM), use a technology called thoracic electrical bioimpedance to obtain data which is typically available only through a time consuming, costly and potentially dangerous invasive procedure known as right-heart catheterization or as pulmonary artery catheterization. This data is then processed with digital technology to provide real-time information to the doctors.

     Our principal executive offices are located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, and our telephone number is (619) 535-0202.

                                 RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in shares of our Common Stock.

DEPENDENCE ON BIOZ PRODUCT LINE WHOSE MARKET ACCEPTANCE IS UNCLEAR

     Our future is dependent upon the success of the BioZ(TM) product line and similar products which are based on the same technology. The market for thoracic electrical bioimpedance products is in a relatively early stage of development, and it is possible that this market will never fully develop. The long-term commercial success of the BioZ product line and any follow-on products requires widespread acceptance of our thoracic electrical bioimpedance products as safe, efficacious and cost-effective alternatives to invasive procedures. Widespread acceptance would represent a significant change in medical practice patterns. Historically, some medical professionals have indicated hesitancy in using thoracic electrical bioimpedance products such as analog-based monitors previously manufactured by us. Invasive procedures, such as right-heart catheterization, are generally accepted in the medical community and have a long history of use.

     We have limited clinical data with which to demonstrate the clinical benefits of our products. However, we have sponsored and plan to continue to sponsor and/or conduct clinical trials which we hope will demonstrate consistent clinical benefits resulting from the use of our products. We do not know when such clinical trials will be completed or if such clinical trials will have a positive outcome or if a positive outcome in such trials would be sufficient to enable acceptance of the BioZ product line by the medical community. We are unable to predict how quickly, if at all, our products may be accepted by members of the medical community.

     Technological limitations of thoracic electrical bioimpedance make it subject to inaccuracies in the case of:

          . Severe septic shock
          . Significant pulmonary hypertension
          . Aortic valve regurgitation
          . Severe hypertension (Maximum Arterial Pressure
            greater than 130mmHg)
          . Tachycardia rates greater than 180 beats per minute
          . Patient is shorter than 47" (120cm)*
          . Patient weighs less than 66 lbs. (30 Kg) or more than 342 lbs.
            (103Kg)*
          . Extreme patient movement*
          ___________________

          * We are currently working on algorithms which, if we succeed in developing them, may allow the technology to function on patients with these conditions.

     Failure of the BioZ product line to gain widespread acceptance in the medical community, and to maintain such acceptance, would be very dangerous for us.

HISTORY OF LOSSES AND EXPECTED CONTINUED LOSSES

     Since our emergence from bankruptcy proceedings in 1993, we have had large annual losses in the course of researching, developing and enhancing our technology and products and establishing administrative and sales organizations. We anticipate that our operating expenses will increase substantially in the foreseeable future as we increase our sales and marketing activities, expand our operations and management and continue the development of our technology. Accordingly, we expect to incur additional losses in the future, and it is possible that we will never achieve or sustain revenue growth or profitability.

FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

     Our commercialization of the BioZ product line and the development and commercialization of any additional products will require substantial expenditures. Our capital requirements will depend on numerous factors, including:

     . our rate of sales growth--fast growth could actually increase our need for additional capital to hire additional staff, purchase additional component supplies, and supply additional support services;

      . our progress in marketing-related clinical evaluations and product development programs--these programs represent potential avenues for growth, but will require additional capital;

      . our receipt of, and the time required to obtain, regulatory clearances and approvals--the longer regulatory approval takes, the more working capital we need to support our regulatory and development efforts in advance of sales;

      . resources we devote to the development, manufacture and marketing of our products--any decision we make to improve, expand or simply change our process, products or technology will require increased funds;

      . resources required to hire and develop medical sales representatives and independent distributors and to develop internal manufacturing capacity--each of these strategic options is a route currently being considered by us and each of them would require substantial working capital to initiate;

      . facilities requirements--as we grow we may need additional manufacturing, warehousing and administration facilities and the costs of the facilities would be borne long before any increased revenue from growth would occur;

      . market acceptance and demand for our products--although growth could increase our capital needs, the lack of growth and continued losses would also increase our need for capital; and

      . our ability to speed up hospitals' otherwise lengthy purchasing processes by offering leasing programs as an alternative to outright purchasing--faster decisions by purchasers would reduce our need for working capital.

The timing and amount of such capital requirements cannot be accurately predicted. We may be required to raise additional funds through public or private financings, bank loans, collaborative relationships or other arrangements earlier than expected. It is possible that banks, venture capitalists and other investors may perceive our current debt load, our history of losses or our technology's lack of acceptance as too great a risk to bear and, as a result, such additional funding may not be available on attractive terms, or at all. If we cannot obtain additional capital when needed we might be forced to agree to unattractive finance terms, or to finance internally by discontinuing certain operations, such as research and development, which we view as not essential to day-to-day operations. Such decisions could impair our ability to go forward with our current plans, or at all.

COMPETITION FROM OTHER PRODUCERS; AND TECHNOLOGICAL CHANGE WHICH MAY BENEFIT OUR COMPETITORS

     We compete with other companies which are developing and marketing non-invasive hemodynamic monitors. We are also subject to severe competition from invasive-technology companies, including Baxter Healthcare Corporation, which have more established and larger marketing and sales organizations, significantly greater financial and technical resources and a larger installed base of customers than we do. Such competitors may be able to devote greater resources to the development, promotion and sales of their products. The current widespread acceptance of pulmonary artery catheterization, and lack of widespread acceptance of thoracic electrical bioimpedance, is an important competitive disadvantage which we must overcome. In addition, our current and potential competitors may establish cooperative relationships with large medical equipment companies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share. Any of these could hurt our business, results of operations and financial condition. It is possible that we will not be able to compete successfully.

     In addition, the introduction by others of products embodying new technologies and the emergence of new industry standards could render our products obsolete and unmarketable. Other companies may develop and introduce products and processes competitive with or superior to ours. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of our products. Accordingly, our products' life cycles are difficult to estimate. To compete successfully, we must develop and introduce new products that keep pace with technological developments, respond to evolving consumer requirements and achieve market acceptance.

     We may not succeed in satisfactorily and timely developing and introducing additional products. Even if we succeed in developing and marketing products that achieve market acceptance, our competitors may develop and market products that will replace ours.

TECHNOLOGICAL CHANGE IS DIFFICULT TO PREDICT AND TO MANAGE

     Although not in fact a new company, we currently face many of the challenges which are typically faced by new companies just emerging from the development phase. The BioZ product line has required, and any future products will require, substantial development efforts and compliance with all governmental clearance/approval requirements. We have to build up sales and marketing. We may encounter unforeseen technological or scientific problems which may force abandonment or substantial change in the development of a specific product or process. Technological change or product developments by others may also have a significant negative effect on us.

ABILITY TO MANAGE GROWTH

     If successful, we will experience a period of growth that would place a significant strain upon our managerial, financial and operational resources.
Our infrastructure, procedures and controls may not be adequate to support our operations and our management may not be able to achieve the rapid execution necessary to fully exploit any future market opportunity for our products. Our future operating results will also depend on our ability to complete our geographic network of direct sales agents and distributors, expand our sales and marketing organizations, and fill out our support staff organization. If we are unable to manage expansion effectively, our business, results of operations and financial condition will suffer. However, we are not promising you that such expansion or growth will occur.

CONTROL BY OUR CO-CHAIRMEN

     Allen E. Paulson and James C. Gilstrap, the co-chairmen of CardioDynamics, beneficially own, directly or through CardioDynamics Holdings, LLC, which they control, approximately 67% of the outstanding shares of our Common Stock (including shares owned by others which CardioDynamics Holdings, LLC has the right to vote). In addition, Mr. Paulson's sons beneficially own another 9% of the outstanding shares of Common Stock. Accordingly, these persons, individually and as a group, are able to control CardioDynamics and direct our affairs and business, including any future issuances of Common Stock or other securities, merger and acquisition decisions, declaration of dividends and the election of directors. Further, in their position as holders of our stock, they owe us no duty. Our stock price and our ability to raise capital could be injured if they were to sell even a fraction of their holdings.

WE MAY NOT CONTINUE TO RECEIVE NECESSARY APPROVALS FROM THE FOOD AND DRUG ADMINISTRATION

     Our products and activities are subject to extensive regulation by the FDA and other governmental authorities. Delays in receipt of, or failure to obtain, regulatory clearances and approvals, or any failure to comply with regulatory requirements, could have a very negative effect on our business.

     Our thoracic electrical bioimpedance products are subject to extensive and rigorous regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. Under the federal Food, Drug, and Cosmetic Act (the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, packaging, marketing, distribution and record keeping for medical devices, in order to ensure that medical devices distributed in the United States are safe and effective for their intended use.

     Before a new device can be introduced into the market, the manufacturer generally must obtain either FDA 510(k) clearance or approval of a premarket approval application. Following submission of a 510(k) or PMA application, the manufacturer may not market the new device until an order is issued by the FDA granting clearance or approval, which can entail an expensive, lengthy and uncertain process. We have received a marketing clearance for the BioZ System, the BioZ Portable and the BioZ.com. However, such clearances are subject to continued FDA audits and can be rescinded. Further, we plan to submit additional new products for FDA approval in the future. It is possible that our future products might not gain FDA approval in a timely fashion, or at all. It is also possible that our current products may someday lose their FDA approval.

     We are also subject to routine inspection by the FDA and state agencies, such as the California Department of Health Services, for compliance with Good Manufacturing Practice requirements, Medical Device Reporting requirements and other applicable regulations. Although we work hard at attempting to comply with all governmental regulations, it is possible that an inspector could someday find a violation. Such a violation could result in government action ranging from warning letters to fines to criminal prosecution. Should we ever incur a significant penalty it is possible it would be detrimental to us. The FDC Act requires that medical devices be manufactured in accordance with the current Good Manufacturing Practice requirements. Good Manufacturing Practice requirements require, among other things, that:

      . the manufacturing process be regulated and controlled by the use of written procedures;
      . the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process; and
      . any deficiencies in the manufacturing process or in the products produced be investigated and detailed records kept.

     Manufacturing facilities are subject to FDA inspection on a periodic basis to monitor compliance with current GMP requirements. Labeling and promotional activities are regulated by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. For any medical device cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device require a new 510(k) submission. If the FDA requires us to submit a new 510(k) notice for any product modification, we may be prohibited from marketing the modified product until the 510(k) notice is cleared by the FDA.

     The FDA regulates computer software that performs the function of a regulated device or that is intimately associated with a given device, such as control software for diagnostic devices like our products. The FDA is reevaluating its regulation of such software, and if the FDA undertakes increased or more rigorous regulation of such software, the BioZ product line and related products may become subject to further regulatory processes and clearance requirements.

     Laws and regulations regarding the manufacture, sale and use of medical devices are subject to change and depend heavily on administrative interpretations. Future changes in the regulations or interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, may adversely affect us.

WE MAY NOT RECEIVE APPROVALS BY FOREIGN REGULATORS WHICH ARE NECESSARY FOR FOREIGN SALES

     Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary from country to country. We currently rely on our international distributors and sub-distributors for the receipt of premarket approvals and compliance with clinical trial requirements in those countries that require them, and we expect to continue to rely on them in those countries where we continue to use distributors. If our international distributors fail to obtain or maintain required premarket approvals or fail to comply with foreign regulations, foreign regulatory authorities may require us to cause the applicable distributor to file revised governmental notifications, cease commercial sales of our products in the applicable countries, or otherwise cure the problem. Such enforcement action by regulatory authorities could be costly.

     In order to sell our products within the European Economic Area, we have to achieve compliance with the European Commission's Medical Device Directive and to affix a "CE" marking on our products to attest such compliance. We have fulfilled all the requirements for a CE mark and we are now authorized to use the CE mark. However, future regulatory changes could remove our ability to use the CE mark and any new products we develop may not qualify for the CE mark. Failure to obtain authorization to use the CE mark or loss of such authorization would render us unable to sell our products in the European Economic Area and this would limit our potential.

THIRD-PARTY REIMBURSEMENT; PRICING PRESSURES

     Our commercial success will depend in part on the availability of adequate reimbursement from third-party healthcare payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. Even with an FDA approved device, third-party payers may not cover the device and related services, and they may place significant restrictions on the circumstances in which coverage will be available. Medicare reimbursement for use of the BioZ product line is now available under the heading of plethysmography, but private third-party payers are not required to follow Medicare's lead. We may not be able to obtain a specific code for reimbursement of thoracic electrical bioimpedance tests in a reasonable time frame, or at all, from either Medicare or private third-party payers. In addition, reimbursement may not be at or stay at price levels sufficient to allow medical professionals to realize an appropriate return on an investment in our products.

     Downward pricing pressure in the industry could hurt our operations.

     Our business plan contemplates an income stream from sales of disposable sensors (which are more profitable than some of our other products) and which are compatible with an installed base of our monitors. We may be subject, however, to price competition from other sensor manufacturers.

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

     We are dependent upon a limited number of key management and technical personnel and we do not have insurance on these people. The loss of the services of one or more of such key employees could hurt our business. In addition, our success depends upon our ability to attract and retain additional highly qualified sales, management, manufacturing and research and development personnel. We face intense competition in our recruiting activities and we may not be able to attract and/or retain qualified personnel.

DEPENDENCE ON RIVERTEK MEDICAL SYSTEMS FOR DEVELOPMENT SERVICES AND OTHER THIRD PARTIES FOR DEVELOPMENT AND MANUFACTURING SERVICES

     Our strategy for development and commercialization of certain of our products depends upon entering into various arrangements with third parties and upon the subsequent success of these parties in performing their obligations. It is possible that we will not be able to negotiate acceptable arrangements in the future or that our existing arrangements will not be successful. We rely heavily on contracted development services, particularly from Rivertek Medical Systems, Inc. Also, we have limited experience manufacturing products for commercial purposes and currently do not manufacture the BioZ System and the BioZ Portable ourselves. Therefore we are dependent on contract manufacturers.

RELIANCE ON PATENTS AND PROPRIETARY TECHNOLOGY

     Our patents and proprietary technology may not be able to prevent effective competition by others. Although we believe that we have effective patent protection, our products could possibly be found to infringe the rights of others. Intellectual property litigation, whether defensive or offensive, would have no certain outcome other than to drain our resources.

     The validity and breadth of claims in medical technology patents involve complex legal and factual questions. Future patent applications may not be issued, the scope of any patent protection may not exclude competitors and it may not provide competitive advantages to us. Further, our patents may be found to be invalid, and other companies may claim rights in or ownership of the patents and other proprietary rights held or licensed by us. Also, our existing patents might not cover products we want to bring out in the future. Moreover, when our key patents expire, the inventions will enter the public domain.

     Since patent applications in the United States are maintained in secrecy until patents issue, our patent applications may infringe patents that may be issued to others. In the event our products are found to infringe patents held by competitors, we may have to modify our product to avoid infringement, and it is possible that our modified products would not be commercially successful.

SMALL MARKET FLOAT CAN PRODUCE BOTH STOCK PRICE VOLATILITY AND A POTENTIAL LACK OF LIQUIDITY

     Market float is the aggregate value of all of a company's publicly traded stock. Our market float is smaller than that of most other publicly traded companies. Because our market float is smaller, changes in the opinion of one investor or one analyst can have a significant effect on our stock price. As a result, the market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors beyond our control, including:

     (i)    quarterly variations in operating results;
     (ii) announcements of technological innovations, new products or pricing by our competitors;
     (iii) changes in, or failure to meet, financial estimates of securities analysts;
     (iv) the rate of adoption by physicians of thoracic electrical bioimpedance technology in targeted markets;
     (v)    timing of patent and regulatory approvals;
     (vi)   timing and extent of technological advancements;
     (vii)  results of clinical studies;
     (viii) short sales of our Common Stock by the holders of our Series A Convertible Preferred Stock, or other persons; and
     (ix)   general market conditions.

In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices of the stock of many medical device companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may directly influence the market price of our Common Stock. Our somewhat small market float may not be entirely adequate to provide market liquidity and mitigate stock price volatility.

POTENTIAL DROP IN STOCK PRICE DUE TO CONVERSION FEATURE OF PREFERRED STOCK

     Our Series A Convertible Preferred Stock is convertible into our Common Stock at either a fixed conversion price or a floating conversion price, whichever is more favorable to the holder. The floating conversion price is tied to our Common Stock market price. If the Common Stock price declines, the Series A Convertible Preferred Stock will be convertible into a substantially increased number of shares of Common Stock, resulting in a meaningful dilution to other holders of Common Stock and a potential adverse effect on the Common Stock price thereafter. In addition, if the holders of our Series A Convertible Preferred Stock convert part of their Series A Convertible Preferred Stock and sell the Common Stock in the market, this could result in an imbalance of supply and demand for our Common Stock and reduce its price. Because there is no lower limit on the floating conversion price, all this could lead to a vicious cycle, driving the stock price ever further down. The further our stock price declines, the further the floating conversion price will fall and the greater the number of shares we will have to issue upon conversion. For example:

                     Date                         Aug. 21, 1998       Nov. 9, 1998        sample          sample
--------------------------------------------------------------------------------------------------------------------------------
            Public Market Value                       $ 2.01             $ 1.39           $ 1.10            $0.90
--------------------------------------------------------------------------------------------------------------------------------
Number of Shares of Common Stock into which         1,175,263           1,699,349        2,143,541        2,364,444
 the remaining Series A Stock Would Convert
--------------------------------------------------------------------------------------------------------------------------------
Estimate of TOTAL number of shares of Common        1,730,859           2,254,945        2,699,137        2,920,040
 Stock into which Series A Stock is
 convertible (including 555,596 shares Common
 Stock which have already been issued upon
 conversion)
--------------------------------------------------------------------------------------------------------------------------------
Percentage of Total Shares Outstanding that           5.1%               6.6%               7.8%             8.4%
 Such Converted Shares Will Represent
--------------------------------------------------------------------------------------------------------------------------------

     Further, it is likely that we will pay dividends on the Series A Convertible Preferred Stock in the form of Common Stock. Such an issue would further dilute current holders and could also lead to a drop in our stock price.

WE COULD BE REQUIRED TO ISSUE DILUTIVE SERIES B PREFERRED STOCK

     Under certain conditions the original purchasers of our Series A Preferred Stock can require us to sell them up to 3,000 shares of Series B Preferred Stock at a purchase price of $1,000 per share. They can only require this between approximately February 17, 1999 and November 19, 1999 and they can only require it if and when our Common Stock price exceeds $2.70 per share for ten consecutive days. The Series B Preferred Stock would be substantially similar to the Series A Preferred Stock, but it would have a fixed conversion price of at least $3.10 per share which is higher than the $2.70 fixed conversion price of the Series A Preferred Stock. There are other technical requirements, but each of those can be waived by the original purchasers.

     If we were required to issue the Series B Preferred Stock on these terms, the convertibility of the Series B Preferred Stock would be potentially dilutive and could cause our Common Stock price to drop. This could impair our ability to raise capital in the future.

WE COULD BE REQUIRED TO REDEEM THE SERIES A CONVERTIBLE PREFERRED STOCK

     The holders of the Series A Convertible Preferred Stock can require us to redeem for cash (at 130% of stated value) instead of conversion for shares of our Common Stock in the event that we are acquired by another company or in the event that we default in any of the following four ways:

         1. If either our stock is suspended from trading on Nasdaq for more than five consecutive days or more than thirty days in any year-long period, or

         2. If the registration statement, as amended, which covers the Common Stock underlying the Series A Convertible Preferred Stock has its effectiveness or its use suspended for more than 30 days in any year-long period, or

         3. If our common stock is not listed on either the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange, or the New York Stock Exchange, for a period of fifteen consecutive days or thirty days in any year-long period, or

         4. If we fail to deliver shares of our Common Stock as required upon conversion.

If the event that we are required to redeem the Series A Convertible Preferred Stock under any of these mandatory situations, it is likely that we would not have sufficient cash available to effect the redemption. In such case we would be forced to attempt to find other sources of financing. If we could find such financing at all, it is likely that such financing would be on unfavorable terms. The inability to find financing or the terms of such unfavorable financing and our resulting lack of liquidity could force us to close portions of, or all of, our operations.

LOW STOCK PRICE COULD RESULT IN OUR BEING DE-LISTED FROM NASDAQ AND SUBJECT US TO CERTAIN CUMBERSOME REGULATIONS WHICH COULD REDUCE OUR ABILITY TO RAISE FUNDS

     If our stock price were to drop below $1.00 per share and remain below $1.00 per share for an extended period of time, certain Nasdaq regulations would require the de-listing of our shares and then our shares could no longer be traded on Nasdaq. In such an event, our shares could only be traded on the over-the-counter bulletin board system. This method of trading would significantly impair or completely remove our ability to raise new capital.

     Further, in the event that we were de-listed from Nasdaq due to low stock price, we might be subject to certain rules, called penny stock rules, that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the SEC relating to the market for penny stocks. The broker-dealer also must disclose the commissions payable both to the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the customer's account.

     Although we believe that our Common Stock is not penny stock due to its continued listing on the Nasdaq SmallCap Market, in the event our Common Stock subsequently becomes characterized as a penny stock, our market liquidity could be severely affected. In such event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell our Common Stock and thus, the ability of purchasers in this offering to sell their Common Stock in the secondary market.

RISKS ASSOCIATED WITH INTERNATIONAL ACTIVITIES

     We believe it is possible that international sales will represent a meaningful portion of revenue in the future (in fiscal 1998 international sales accounted for approximately 15% of our revenue). This would require significant management attention and financial resources and subject us to the risks of selling internationally. These risks include unexpected changes in regulatory requirements, tariffs and other barriers and restrictions, and an adverse effect from reduced protection for intellectual property rights. We would have to comply with a variety of foreign laws. In addition, fluctuations in the rates of exchange could increase the price in local currencies of our products in foreign markets and make our products relatively more expensive than competitors' products that are denominated in local currencies.

PRODUCT LIABILITY RISK AND PRODUCT RECALL; LIMITED INSURANCE COVERAGE

     The nature of our business exposes us to risks of product liability or product recalls that are typical in the medical devices industry. Medical devices as complex as ours frequently contain errors or failures, especially when first introduced or when new versions are released. Our products are designed to be used in certain procedures where there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or may in the future receive, regulatory clearance for commercial sale.

     We did not carry product liability insurance during certain periods before May 15, 1995. So far, this has not hurt us. Since then, we have maintained product liability insurance at levels which we believe are sufficient and consistent with industry standards for companies with our current sales levels. We intend to increase our product liability insurance policy limits as sales grow. Currently, our product liability insurance policy limits are $5,000,000 per occurrence and $5,000,000 in the aggregate. Our product liability insurance may not be adequate and it is possible that such insurance coverage may not continue to be available on commercially reasonable terms or at all. In addition, product liability claims or recalls could hurt us in various ways even if we have adequate insurance coverage.

UNCERTAINTY AND POTENTIAL NEGATIVE EFFECTS OF HEALTHCARE REFORM

     The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the United States, comprehensive programs have been proposed that seek to:

     (i)    increase access to health care for the uninsured;
     (ii) control the escalation of healthcare expenditures within the economy; and
     (iii) use health care reimbursement policies to help balance the federal budget.

We anticipate that Congress and state legislatures will continue to review and assess such proposals, and public debate of these issues will likely continue. We cannot predict which, if any, of such reform proposals will be adopted and when they might be adopted. Other countries also are considering healthcare reform. Significant changes in healthcare systems are likely to have a substantial impact on the manner in which we conduct our business and could disrupt our strategies.

NO DIVIDENDS

     We do not intend to pay any cash dividends on the Common Stock any time soon. Payment of such cash dividends would, in any event, be prohibited or limited under the terms of our bank loans and/or the Series A Convertible Preferred Stock.

YEAR 2000 RISKS

     Many computer systems experience problems handling dates beyond the year 1999. Virtually any business that relies on computers will be impacted by this issue. In addition to our own potential problems, there are governmental agencies, financial institutions, utilities and other basic service providers that may encounter problems that are outside of our control. In order to correct this issue, some computer hardware and software will need to be modified prior to the year 2000 in order for it to remain functional. We have taken steps to assess the internal readiness of our computer systems and the compatibility of our products for handling the year 2000 issue. We have created a Year 2000 task force and we plan to address these issues. The project has been broken down into the following phases.

         (a) Awareness: To create awareness of the potential business implications of the Year 2000 challenge within CardioDynamics. Our employees, when appropriate, will be kept informed of the news and issues related to the Year 2000 issue. We will focus on both our technology systems and our products.

         (b) Inventory and Assessment: We will inventory all of our computer software and hardware as well as facilities, telecommunications, and external interfaces. Significant third party vendors will be contacted to determine their Year 2000 readiness.

         (c) Renovation: As problems are discovered, strategies will be developed to either correct the problem or determine if new equipment or software is necessary.

         (d) Testing: Testing of the renovated systems will occur to determine whether they are performing reliably under Year 2000 conditions.

         (e) Implementation: Upon successful completion of the testing process the assets will be reintroduced into production in order to allow adequate time to prevent any unforeseen circumstances.

         (f) Contingency: In addition, we will develop a contingency plan in the event that our internal systems, products or suppliers are not Year 2000 compliant.

     Currently, we are in the inventory and assessment stage and we anticipate completing any necessary renovation, testing and implementation within the next twelve months. It has already been determined that the internal network, and manufacturing-requirements-planning software is certified as Year 2000 compliant. Additionally, our newest products have been specifically tested for Year 2000 performance and no Year 2000 problems were identified. We are still in the early stages of contacting key third party vendors. Renovation and testing, if required, will begin if problems are identified. We plan to have all stages of the Year 2000 project completed no later than the fall of 1999. We have not had to spend significant amounts of money through this stage of the process. We currently believe that the cost of addressing this issue will not have a significant effect on us. However, it is possible that because of Year 2000 problems, the vendors of our most important goods and services, or the suppliers of our necessary energy, telecommunications and transportation needs, could fail to provide us with the materials and services which are necessary to produce and sell our products.


                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. Such risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDER

     We signed an engagement letter with EVEREN on November 15, 1996, calling for EVEREN to be our exclusive financial advisor and placement agent in our 1997 financing transactions. Under the engagement letter, EVEREN was to receive 7.14% of the amount raised and 0.043 Warrants per dollar raised in our 1997 financing transactions, and the exercise price of the Warrants was to be 125% of the price per share applicable to our 1997 financing transactions. Because $7,202,232 was raised in the 1997 Financing Transactions, of which $750,232 was agreed to be non-commissionable, and the sale price was $2.85 per share, EVEREN received $460,858 and 276,514 Warrants with a $3.5625-per-share exercise price. We also reimbursed EVEREN's out-of-pocket expenses, pursuant to the engagement letter.

     If any of the investors in the 1997 Financing Transactions invests more money in CardioDynamics before March 6, 1999, EVEREN would receive an additional commission pursuant to the engagement letter.

     The engagement letter gave EVEREN a right of first offer until March 6, 1999 on all our financial advisory and investment banking needs, at EVEREN's customary terms and fees.

     We paid EVEREN a $60,000 finder's fee in connection with our sale of Series A Convertible Preferred Stock and warrants to certain private investors as of August 21, 1998.

     EVEREN is a market maker in our Common Stock. In addition, EVEREN publishes research reports on our Common Stock; as of the date of this prospectus, we believe EVEREN is the only major investment bank which does so.

     As noted above, EVEREN received the warrants in connection with the 1997 Financing Transactions. The first warrant, for 263,657 shares, had an exercise price of $3.5625 per share and expired on February 25, 2002. The second warrant, for 12,857 shares, had an exercise price of $3.5625 per share and expired on March 5, 2002. There were two separate warrants because there were two closings of our common stock sales in 1997 financing transactions. We closed the sale of a commissionable $6,152,000 on February 26, 1997 and closed the sale of a commissionable $300,000 on March 6, 1997. After the two warrants were issued EVEREN requested that we cancel the warrants and re-issue them to EVEREN and to certain individuals who are affiliated with EVEREN in connection with EVEREN's compensation scheme. The new warrants, issued on October 28, 1998, are exercisable for the same number of aggregate shares for which the original two warrants were exercisable.

     Each of the warrantholders has represented that it was acquiring the warrants, and would acquire the shares of our common stock, for investment and not with a view toward distributing the shares. We agreed in the warrants for the warrantholders to have "demand" registration rights. EVEREN exercised its demand right on October __, 1998. The registration rights provisions of the warrants require us to bear all registration expenses other than underwriting discounts and selling commissions. Accordingly, the we filed with the SEC a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the shares from time to time.

     The following table sets forth the names of the selling shareholders, the number of shares of CardioDynamics common stock owned beneficially by each of the selling shareholders as of December 15, 1998, and the number of shares which may be offered pursuant to this prospectus. CardioDynamics will not receive any of the proceeds from the sale of shares by the selling shareholders.

     The numbers set forth in the column titled "Number of Shares Being Offered" below constitute all of the shares that the selling shareholders may distribute in this offering; however, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares and the table below assumes the sale of all shares. The selling shareholders may offer the shares for resale from time to time after the shares are issued upon exercise.

                 SELLING SHAREHOLDER                        SHARES BENEFICIALLY   PERCENTAGE       NUMBER OF
                                                              OWNED PRIOR TO          OF          SHARES BEING
                                                                 OFFERING           CLASS           OFFERED
-------------------------------------------------------  ------------------------ ------------  ---------------
EVEREN Securities, Inc.                                          82,854           Less than 1%       82,854
Jon K Haahr                                                       2,764           Less than 1%        2,764
Nelson C. Cannon                                                  2,764           Less than 1%        2,764
Craig A. Nobel                                                    2,764           Less than 1%        2,764
Thomas L Chapman                                                  2,764           Less than 1%        2,764
Christopher Huff                                                  2,764           Less than 1%        2,764
Edward E. Dunleavy                                               13,828           Less than 1%       13,828
John S. Gallop                                                   27,654           Less than 1%       27,654
Kathryn B. Hyer                                                  62,216           Less than 1%       62,216
Jeffrey J. Kraws                                                 76,042           Less than 1%       76,042
---------------------------------------------------------------------------------------------------------------
TOTAL                                                           276,514           Less than 1%      276,514

                               PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling shareholders and any donees and pledgees who may sell shares received from the named selling shareholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby (other than certain fees and expenses of the selling shareholder's counsel) will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder. Sales of shares may be effected by the selling shareholder from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in the over-the-counter market, in negotiated transactions, through put or call transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided he meets the criteria and conforms to the requirements of such Rule.

     When the selling shareholders notify us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the names of the selling shareholders and of the participating broker-dealer(s),
(ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, when the selling shareholders notify us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                 LEGAL MATTERS

     Our outside law firm, Brobeck, Phleger & Harrison LLP, San Diego, California will issue an opinion about the legality of the shares.

                                    EXPERTS

     The financial statements as of and for the year ended November 30, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Peterson & Co., independent certified public accountants, audited our fiscal 1996 annual financial statements and schedules. These documents are incorporated by reference on reliance upon the authority of Peterson & Co. as experts in accounting and auditing in giving the audit report.

                                 INDEMNIFICATION

     Section 317 of the California General Corporation Law allows companies to indemnify their officers and directors against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

     Article Three of our Bylaws provides that we shall indemnify any person who is or was a director, officer, employee or agent of ours, or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a lawsuit by reason of that person's relationship with us, may be paid by us in advance of the final disposition of such lawsuit after we receive an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

     Our Articles of Incorporation, as amended, provide that none of our directors shall be liable for monetary damages in an action by or in CardioDynamics' right for breach of a director's duties to us and our shareholders, as set forth in Section 309 of the California Corporations Code. However, such provision does not eliminate or limit the liability of a director:

    (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law;

    (ii) for acts or omissions that a director believes to be contrary to our best interests or those of our shareholders or that involve the absence of good faith on the part of a director;

    (iii) for any transaction from which a director derives an improper personal benefit;

    (iv) for acts or omissions that show a reckless disregard of the director's duty in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to us or to our shareholders;

    (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to us;

    (vi)  under Section 310 of the California Corporations Code; or

    (vii) under Section 316 of the California Corporations Code.

Such provision eliminating liability does not eliminate or limit the liability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

     We are authorized to provide indemnification of our agents (as defined in Section 317 of the California Corporations Code) for breach of duty to us and our shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.
We have entered into such indemnification agreements with each of our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CardioDynamics pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                   CARDIODYNAMICS INTERNATIONAL CORPORATION

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

     WHERE YOU CAN FIND MORE INFORMATION.................................  2

     ABOUT CARDIODYNAMICS INTERNATIONAL CORPORATION......................  2

     RISK FACTORS........................................................  3

     FORWARD-LOOKING STATEMENTS.......................................... 12

     USE OF PROCEEDS..................................................... 12

     SELLING SHAREHOLDER................................................. 12

     PLAN OF DISTRIBUTION................................................ 13

     LEGAL MATTERS....................................................... 14

     EXPERTS............................................................. 14

     INDEMNIFICATION..................................................... 15

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various costs and expenses we are paying with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration fee.

     SEC Registration Fee......................................................    $   274.14

     Printing Expenses *.......................................................    $ 1,000.00

     Expenses associated with complying with various states' registrations*....    $ 7,000.00

     Legal Fees and Expenses*..................................................    $ 6,000.00

     Nasdaq SmallCap Market Listing Fee*.......................................    $ 2,765.14

     Accounting Fees and Expenses*.............................................    $ 1,000.00

     Miscellaneous*............................................................    $   460.72
                                                                                 ------------
        Total..................................................................    $18,500.00
                                                                                 ============

     -------------------
     *Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporation Law allows companies to indemnify their officers and directors against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

     Article Three of our Bylaws provides that we shall indemnify any person who is or was a director, officer, employee or agent of ours, or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a lawsuit by reason of that person's relationship with us, may be paid by us in advance of the final disposition of such lawsuit after we receive an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

     Our Articles of Incorporation, as amended, provide that none of our directors shall be liable for monetary damages in an action by or in CardioDynamics' right for breach of a director's duties to us and our shareholders, as set forth in Section 309 of the California Corporations Code. However, such provision does not eliminate or limit the liability of a director:

     (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law;

     (ii) for acts or omissions that a director believes to be contrary to our best interests or those of our shareholders or that involve the absence of good faith on the part of a director;

     (iii) for any transaction from which a director derives an improper personal benefit;

     (iv) for acts or omissions that show a reckless disregard of the director's duty in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to us or to our shareholders;

     (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to us;

     (vi)   under Section 310 of the California Corporations Code; or

     (vii)  under Section 316 of the California Corporations Code;

Such provision eliminating liability does not eliminate or limit the liability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

     We are authorized to provide indemnification of our agents (as defined in Section 317 of the California Corporations Code) for breach of duty to us and our shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.
We have entered into such indemnification agreements with each of our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CardioDynamics pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

     EXHIBIT NUMBER

      5.1  Opinion of Brobeck, Phleger & Harrison LLP.

     23.1  Consent of KPMG Peat Marwick LLP, Independent Auditors.

     23.2  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

     24.1  Power of Attorney (see pages II-3 and II-4).

     99.1 Engagement Letter between the Company and EVEREN Securities, Inc., November 15, 1996. (Incorporated by reference to Form 10-KSB for the year ended November 30, 1996.)

     99.2 Warrant, from the Company to EVEREN Securities, Inc., February 26, 1997. (Incorporated by reference to Form 10-QSB for the quarter ended February 28, 1997.)

     99.3 Warrant, from the Company to EVEREN Securities, Inc., March 6, 1997. (Incorporated by reference to Form 10-QSB for the quarter ended February 28, 1997.)

ITEM 17. UNDERTAKINGS

     We hereby undertake:

     (1) To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

     (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be treated as the initial bona fide offering; and

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 23rd day of December, 1998.

                              CARDIODYNAMICS INTERNATIONAL CORPORATION

                              By    /s/ Michael K. Perry
                                 ----------------------------
                                 Michael K. Perry, Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Michael
K. Perry, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          Signature                                               Title                               Date
          ---------                                               -----                               ----
  /s/ Michael K. Perry                             Director and Chief Executive Officer          December 23, 1998
-----------------------------                          (Principal Executive Officer)
     Michael K. Perry

  /s/ Stephen P. Loomis                         Vice President, Finance and Chief Financial      December 23, 1998
-----------------------------                     Officer (Principal Financial Officer and
      Stephen P. Loomis                                Principal Accounting Officer)

  /s/ Stephenson M. Dechant                                      Director                        December 23, 1998
-----------------------------
      Stephenson M. Dechant

  /s/ Nicholas V. Diaco, M.D.                                    Director                        December 23, 1998
-----------------------------
      Nicholas V. Diaco, M.D.

  /s/ Louis P. Ferrero                                           Director                        December 23, 1998
-----------------------------
      Louis P. Ferrero

  /s/ Cam L. Garner                                              Director                        December 23, 1998
-----------------------------
      Cam L. Garner

  /s/ James C. Gilstrap                                          Director                        December 23, 1998
-----------------------------
      James C. Gilstrap

  /s/ Richard O. Martin                                          Director                        December 23, 1998
-----------------------------
      Richard O. Martin

  /s/ Richard E. Otto                                            Director                        December 23, 1998
-----------------------------
      Richard E. Otto

  /s/ Michael D. Padilla                                         Director                        December 23, 1998
-----------------------------
      Michael D. Padilla

  /s/ Allen E. Paulson                                           Director                        December 23, 1998
-----------------------------
      Allen E. Paulson

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                   EXHIBITS

                                      TO

                                   FORM S-3

                                     UNDER

                            SECURITIES ACT OF 1933

                   CARDIODYNAMICS INTERNATIONAL CORPORATION

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number        Exhibit
-------       -------

      5.1     Opinion of Brobeck, Phleger & Harrison LLP.

     23.1     Consent of KPMG Peat Marwick LLP, Independent Auditors.

     23.2     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
              5.1).

     24.1     Power of Attorney (see pages II-3 and II-4).

     99.1 Engagement Letter between the Company and EVEREN Securities, Inc., November 15, 1996. (Incorporated by reference to Form 10-KSB for the year ended November 30, 1996.)

     99.2 Warrant, from the Company to EVEREN Securities, Inc., February 26, 1997. (Incorporated by reference to Form 10-QSB for the quarter ended February 28, 1997.)

     99.3 Warrant, from the Company to EVEREN Securities, Inc., March 6, 1997. (Incorporated by reference to Form 10-QSB for the quarter ended February 28, 1997.)